Exhibit 10.66

SECOND AMENDMENT TO CREDIT AGREEMENT

This Second Amendment to Credit Agreement, dated as of December 17, 2018 (this "Amendment"), is among HESKA CORPORATION, DIAMOND ANIMAL HEALTH, INC. and HESKA IMAGING, LLC (the “Borrowers”), the other Loan Parties party hereto, the Lenders party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”).

RECITAL

The Borrower, any other Loan Parties party thereto, the Lenders party thereto and the Administrative Agent are parties to a Credit Agreement dated as of July 27, 2017 (as it may be amended or modified from time to time, the “Credit Agreement”). The Borrowers desire to amend the Credit Agreement as set forth herein and the Lenders are willing to do so in accordance with the terms hereof.

TERMS

In consideration of the premises and of the mutual agreements herein contained, the parties agree as follows:
1.    ARTICLE 1.
AMENDMENTS.

Upon the satisfaction of the conditions set forth in Article 3 hereof, the Credit Agreement shall be amended as follows:

1.1    The following new definition is added to Section 1.01 of the Credit Agreement:

“Cuattro Acquisition” means acquisition of certain assets by Heska Imaging, LLC (“Heska Imaging”) under the Purchase Agreement for Certain Assets with Cuattro, LLC (“Cuattro”), pursuant to which Heska Imaging will purchase certain software and related assets for an aggregate purchase price of approximately $8,200,000 (consisting of $2,750,000 in cash and 54,763 shares of the Borrower’s common stock, $0.01 par value per share) and terminate its existing license of the software assets and certain related rights and obligations in connection therewith, all on the terms as described in the Borrower’s Form 8-K filed with the SEC on November 26, 2018 and the Purchase Agreement filed therewith (and without any material variation from those terms unless agreed to in writing by the Administrative Agent).

1.2    The following new Section 1.07 is added to the Credit Agreement:

SECTION 1.07.     Interest Rates; LIBOR Notification. The interest rate on Eurodollar Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 2.14(c) of this Agreement, such Section 2.14(c) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will notify the Borrower, pursuant to Section 2.14, in advance of any change to the reference rate upon which the interest rate on Eurodollar Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 2.14(c), will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

1.3    Section 2.14 of the Credit Agreement is restated as follows:

SECTION 2.14. Alternate Rate of Interest; Illegality.

(a)If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i)the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including, without limitation, by means of an Interpolated Rate or because the LIBO Screen Rate is not available or published on a current basis) for such Interest Period; or

(ii)the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders through Electronic System as provided in Section 9.01 as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and any such Eurodollar Borrowing shall be repaid or converted into a CBFR Borrowing on the last day of the then current Interest Period applicable thereto, and (B) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as a CBFR Borrowing.

(b)If any Lender determines that any Requirement of Law has made it unlawful, or if any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain, fund or continue any Eurodollar Borrowing, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower Representative through the Administrative Agent, any obligations of such Lender to make, maintain, fund or continue Eurodollar Loans or to convert CBFR Borrowings to Eurodollar Borrowings will be suspended until such Lender notifies the Administrative Agent and the Borrower Representative that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers will upon demand from such Lender (with a copy to the Administrative Agent), either prepay or convert all Eurodollar Borrowings of such Lender to CBFR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrowers will also pay accrued interest on the amount so prepaid or converted.

(c)If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but either (w) the supervisor for the administrator of the LIBO Screen Rate has made a public statement that the administrator of the LIBO Screen Rate is insolvent (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (x) the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (y) the supervisor for the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate may no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower Representative shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but, for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Rate). Notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (c) (but, in the case of the circumstances described in clause (ii)(w), clause (ii)(x) or clause (ii)(y) of the first sentence of this Section 2.14(c), only to the extent the LIBO Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and any such Eurodollar Borrowing shall be repaid or converted into CBFR Borrowing on the last day of the then current Interest Period applicable thereto, and (y) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as a CBFR Borrowing; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

1.4    Section 6.04(b) of the Credit Agreement is restated as follows:

(b)    (i) Permitted Acquisitions and (ii) if no Default exists at the time of or would be caused thereby, the Cuattro Acquisition;

1.5    The following is added to the end of Section 6.09 of the Credit Agreement: “and (j) the Cuattro Acquisition.”

ARTICLE 2.
REPRESENTATIONS.

In order to induce the Lenders and the Administrative Agent to enter into this Amendment, each Loan Party represents and warrants to each Lender and the Administrative Agent, that the following statements are true, correct and complete:

2.1    The execution, delivery and performance of this Amendment are within its powers and have been duly authorized by it.

2.2    This Amendment is the legal, valid and binding obligation of it, enforceable against it in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

2.3    After giving effect to the amendments herein contained, the representations and warranties contained in the Credit Agreement and the representations and warranties contained in the other Loan Documents are true in all material respects on and as of the date hereof with the same force and effect as if made on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), and no Default exists or has occurred and is continuing on the date hereof.

ARTICLE 3.
CONDITIONS PRECEDENT.

This Amendment shall be effective as of the date hereof when each of the following conditions is satisfied or waived by the Administrative Agent:

3.1    This Amendment shall be executed by each of the Loan Parties and the Lenders.

3.2    The Loan Parties shall satisfied such other conditions, if any, as required in writing by the Administrative Agent.

2.    ARTICLE 4.
MISCELLANEOUS.

4.1    References in the Loan Documents to the Credit Agreement shall be deemed to be references to the Credit Agreement as amended hereby and as further amended from time to time. This Agreement is a Loan Document. Terms used but not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement. This Amendment is a Loan Document. This Agreement may be signed upon any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument and signatures sent by facsimile or other electronic imaging shall be enforceable as originals.

4.2    Except as expressly amended hereby, each Loan Party agrees that the Loan Documents are ratified and confirmed and shall remain in full force and effect and that it has no set off, counterclaim, defense or other claim or dispute with respect to any of the foregoing. The Loan Parties acknowledge and agree that all Secured Obligations are unconditionally owing by the Loan Parties and their applicable Subsidiaries without setoff, recoupment, defense, or counterclaim, in law or in equity, of any kind or character, and all Secured Obligations are and will continue to be secured by valid, perfected, indefeasible Liens in, among other things, the Collateral under the Loan Documents, and each of the Loan Parties reaffirms its obligations and duties under the Loan Documents and the Liens in the Collateral that it granted to Administrative Agent under the Loan Documents to secure the Secured Obligations.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

HESKA CORPORATION

By: /s/ Catherine Grassman
Name: Catherine Grassman
Title: VP, Chief Accounting Officer and Controller

DIAMOND ANIMAL HEALTH, INC.

By: /s/ Catherine Grassman
Name: Catherine Grassman
Title: VP, Chief Financial Officer and Treasurer

HESKA IMAGING, LLC

By: /s/ Catherine Grassman
Name: Catherine Grassman
Title: VP, Chief Financial Officer

JPMORGAN CHASE BANK, N.A., as a Lender, and as Administrative Agent, Swingline Lender and Issuing Bank

By: /s/ Michele Liby
Name: Michele Liby
Title: Authorized Signer